CEDAR SHOPPING CENTERS, INC.
44 South Bayles Avenue
Port Washington, New York 11050

Contact:	Leo S. Ullman
President
(516) 767-6492

FOR IMMEDIATE RELEASE:

CEDAR SHOPPING CENTERS, INC. – COMPLETES PURCHASE OF CENTER IN BERLIN,
CONNECTICUT, ANCHORED BY HOME DEPOT AND SAM’S CLUB

Port Washington, New York – December 27, 2004 – Cedar Shopping Centers, Inc., a real estate investment trust listed on the New York Stock Exchange (symbol: “CDR”) (the “Company”), announced that it has today completed the purchase of The Brickyard Shopping Center, a 274,000 sq. ft. shopping center in Berlin, Connecticut, anchored by a 110,000 sq. ft. Sam’s Club and a 103,000 sq. ft. Home Depot.

The purchase price was approximately $28.4 million including closing costs and was fully funded from the Company’s secured revolving floating-rate credit facility. The property, in turn, is expected to become a borrowing-base collateral property in the Company’s credit facility. The Company within the last month raised approximately $38.3 million in a common stock offering, the proceeds of which were used to pay down the credit facility.

This purchase represents the Company’s second Connecticut property; the Company purchased the Wal-Mart center in Southington, Connecticut, approximately 13 miles from the Brickyard Shopping Center, in August 2003. On November 1, the Company purchased another New England property, Franklin Village Plaza in Franklin, Massachusetts, for approximately $73 million, as previously reported. The Company acquired shopping center properties at an aggregate cost of approximately $165 million during 2004.

Leo Ullman, Cedar’s CEO, stated, “this property represents our third property in the lower New England states and constitutes part of our plan to establish a cluster of fine properties in the area. We were fortunate to be able to purchase this well-anchored and well located shopping center at an attractive cap rate which, in turn, will be accretive to our shareholders.”

Cedar Shopping Centers, Inc. is a self-managed real estate investment trust which owns and operates 31 primarily supermarket-anchored shopping centers with approximately 4.9 million square feet of gross leasable area, located in Pennsylvania, New Jersey, Massachusetts, Maryland, and Connecticut.

Forward-Looking Statements

Certain statements contained in this Press Release may constitute forward-looking statements within the meaning of the securities laws. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general and specific economic and business conditions, which will, among other things, affect demand for rental space, the availability and creditworthiness of prospective tenants, lease rents and the availability of financing; adverse changes in the Company’s real estate markets, including, among other things, competition with other companies; risks of real estate development and acquisition; risks of adverse operating results and creditworthiness of current tenants; governmental actions and initiatives; and environmental/safety requirements. Such forward-looking statements speak only as of the date hereof. The Company does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements set forth in this release to reflect any change in expectations, change in information, new information, future events or circumstances on which such information was based.